PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.
SUB-ADVISORY AGREEMENT
SMALLCAP GROWTH ACCOUNT II

AGREEMENT executed as of the 1st day of July, 2009, by and between
PRINCIPAL MANAGEMENT CORPORATION, an Iowa corporation (hereinafter called
"the Manager"), and EMERALD ADVISORS, INC. (hereinafter called "the
Sub-Advisor").

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each series of Principal Variable Contracts Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services for the SmallCap Growth
Account  II of the Fund (hereinafter called "the Account"), which the
Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

  (a) Management Agreement (the "Management Agreement") with the
Fund;

  (b) The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission;

  (c) The Fund's Articles of Incorporation and By-laws;

(d) Policies, procedures or instructions adopted or approved by the Board of Directors of the Fund relating to obligations and services provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1. Appointment of Sub-Advisor

In accordance with and subject to the Management Agreement, the
Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of the securities and other assets of the Account, subject to the control and direction of the Manager and the Fund's Board of Directors, for
the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services
hereinafter set forth for the compensation herein provided. The
Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2. Obligations of and Services to be Provided by the Sub-Advisor

(a) Provide investment advisory services, including but not
limited to research, advice and supervision for the Account.

(b) Furnish to the Board of Directors of the Fund for approval (or any appropriate committee of such Board) a description of its
LargeCap Value investment strategy, with the understanding that the strategy is similar or identical to that used for other
funds managed by the Sub-Advisor.  The Manager shall ensure
that the strategy is consistent with the Account's investment objective and policies prior to presenting the recommendation to the Board of Directors.

(c) Implement the approved investment strategy by placing orders for the purchase and sale of securities without prior
consultation with the Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to the provisions of the Fund's Certificate of Incorporation and
Bylaws and the requirements of the 1940 Act, as each of the
same shall be from time to time in effect.

(d) Advise and assist the officers of the Fund, as reasonably requested by the officers, in taking such steps as are
necessary or appropriate to carry out the decisions of its
Board of Directors, and any appropriate committees of such
Board, regarding the general conduct of the investment business of the Account.

(e) Report to the Board of Directors of the Fund at such times and in such detail as the Board of Directors may reasonably deem appropriate and as agreed by the Sub-Advisor in order to enable the Board to determine that the investment policies, procedures and approved investment program of the Account are being
observed.

(f) Upon request, provide assistance and recommendations for the determination of the fair value of certain securities when
reliable market quotations are not readily available for
purposes of calculating net asset value in accordance with
procedures and methods established by the Fund's Board of
Directors.

(g) Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and
(ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of the Account.  Except for
expenses specifically assumed or agreed to be paid by the Sub-
Advisor under this Agreement, the Sub-Advisor shall not be
liable for any expenses of the Manager, the Fund or the Account including, without limitation, (i) interest and taxes, (ii)
brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Account, and (iii) custodian fees and
expenses.

(h) Open accounts with broker-dealers and future commission
merchants ("broker-dealers"), select broker-dealers to effect all transactions for the Account, place all necessary orders with broker-dealers or issuers (including affiliated broker-
dealers), and negotiate commissions, if applicable. To the
extent consistent with applicable law, purchase or sell orders for the Account may be aggregated or, if appropriate, crossed with contemporaneous purchase or sell orders of other clients of the Sub-Advisor.  If any trades are crossed, Sub-Advisor may charge the Fund for reasonable expenses incurred in such cross-
trade, excluding brokerage commissions, fees (other than
customary transfer fees) or other remuneration paid in
connection with the transaction.  A transaction fee charged by a custodial bank will be considered a customary transfer fee for purposes of this agreement.  In such event allocation of securities so sold or purchased, as well as the expenses
incurred in the transaction, will be made by the Sub-Advisor in a manner consistent with the Sub-Advisor's allocation policy and its fiduciary obligations to the Fund and to other clients.
 The Sub-Advisor will report on such allocations at the request of the Manager, the Fund or the Fund's Board of Directors
providing such information as the number of aggregated trades to which the Account was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades.  The Sub-Advisor shall use its best
efforts to obtain execution of transactions for the Account at prices which are advantageous to the Account and at commission rates that are reasonable in relation to the benefits received.
However, the Sub-Advisor may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Sub-Advisor. To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another
broker or dealer would have charged for effecting that
transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the
value of the brokerage and research products and/or services provided by such broker or dealer. This determination, with
respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its
affiliates have with respect to the Account as well as to
accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the Account.  Notwithstanding the foregoing,
nothing in this Agreement shall be construed to require the
Sub-Advisor to use any broker or dealer that provides
brokerage, research or other services, nor to use any broker or dealer that the Manager may recommend.  In addition, joint
repurchase or other accounts may not be utilized by the Account except to the extent permitted under any exemptive order
obtained by the Sub-Advisor provided that all conditions of
such order are complied with.

(i) Maintain all accounts, books and records with respect to the
Account as are required of an investment advisor of a
registered investment company pursuant to the 1940 Act and
Investment Adviser's Act of 1940 (the "Investment Adviser's
Act"), and the rules thereunder, and furnish the Fund and the
Manager with such quarterly and special reports as the Fund or
Manager may reasonably request.  In compliance with the
requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for the
Account are the property of the Fund, agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act any
records that it maintains for the Account and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for the Account upon request by the Fund or the
Manager.  The Sub-Advisor has no responsibility for the
maintenance of Fund records except insofar as is directly
related to the services provided to the Account.

(j) Observe and comply with Rule 17j-1 under the 1940 Act and the
Sub-Advisor's Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time.  The Manager
acknowledges receipt of a copy of Sub-Advisor's current Code of
Ethics.  Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor's Code of
Ethics.

(k) From time to time as the Manager or the Fund may request, furnish the requesting party reports on portfolio transactions and reports on investments held by the Account, all in such
detail as the Manager or the Fund and the Sub-Advisor shall
agree.  The Sub-Advisor will make available appropriate
representatives to meet with the Fund's Board of Directors at the Fund's principal place of business on due notice to review the investments of the Account once a year.

(l) Provide such information as is customarily provided by a sub-
advisor and may be required for the Fund or the Manager to
comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of
1986, as amended (the "Code"), the 1940 Act, the Investment
Advisers Act, the Securities Act of 1933, as amended (the
"Securities Act"), and any state securities laws, and any rule or regulation thereunder.
(m) Maintain, in connection with the Sub-Advisor's investment advisory services obligations, compliance with the 1940 Act and the regulations adopted by the Securities and Exchange
Commission thereunder and the Account's investment strategy and restrictions as stated in the Fund's prospectus and statement of additional information.

(n) Notify the Manager of the filing of any amendments to the Sub-
Advisor's Form ADV contemporaneously with filing of such
documents with the Securities and Exchange Commission or other regulator agency.

3. Prohibited Conduct

In providing the services described in this agreement, the Sub-
Advisor will not consult with any other investment advisory firm that provides investment sub-advisory services to the Fund or a fund that is under common control with the Fund regarding
transactions for the Fund in the securities or other assets
allocated to the Sub-Advisor pursuant to this Agreement, except as permitted by Rule 12d-3-1 under the 1940 Act.

     4. Compensation

As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Account, the Manager shall pay the compensation specified in Appendix A to this Agreement.

     5. Liability of Sub-Advisor

Neither the Sub-Advisor nor any of its directors, officers,
employees, agents or affiliates shall be liable to the Manager, the
Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's investment discretion in connection with selecting investments for the Account or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement and/or any insurance, securities or other laws and rules applicable to the management and marketing of the Fund, except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its
directors, officers, employees, agents, or affiliates.

The Manager agrees that subject to the investment objective, investment policies and investment restrictions of the Account as set forth in the Fund's registration statement as in effect from time to time, the Sub-Advisor's adherence to a LargeCap Value investment style generally used by the Sub-Advisor in managing its other LargeCap Value Funds, shall not be considered a failure by
Sub-Advisor to use its best judgement, efforts and advice under this Agreement.

     6. Supplemental Arrangements

The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and
facilities to the Sub-Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund.

     7. Regulation

The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

     8. Manager's Representations

The Manager represents and warrants that (i) it is registered as an investment adviser under the Investment Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) it is not prohibited by the 1940 Act or the
Investment Advisers Act from performing the services contemplated by this Agreement; (iii) it has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement;
(iv) it has the authority to enter into and perform the services contemplated by this Agreement, and (v) it will immediately notify the Sub-Advisor of the occurrence of any event that would
disqualify the Manager from serving as an investment advisor of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

     9. Duration and Termination of This Agreement

This Agreement shall become effective as of the date of its
execution and, unless otherwise terminated, shall continue in effect thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of
Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Fund and in either event by a vote of a majority of the Board of Directors of the Fund who are not
interested persons of the Manager, Principal Life Insurance
Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of the Account fail to approve the Agreement or any continuance of the Agreement in accordance with the
requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Account pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the
Sub-Advisor in respect to the Account during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the
Sub-Advisor, the Manager or by vote of a majority of the
outstanding voting securities of the Account on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment or upon termination of the Management Agreement, provided the Sub-Advisor has received prior written notice of such termination. In interpreting the provisions of this Section 9, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

10. Indemnification

(a) The Sub-Advisor agrees to indemnify and hold harmless the
Manager, any affiliated person within the meaning of Section
2(a)(3) of the 1940 Act ("affiliated person") of the Manager and each person, if any who, within the meaning of Section 15 of the Securities Act controls ("controlling persons") the
Manager, against any and all losses, claims, damages,
liabilities or litigation, including reasonable legal expenses
(collectively "Losses") to which the Manager or such affiliated person or controlling person of the Manager may become subject under the Securities Act, the 1940 Act, the Investment Advisers
Act, under any other statute, law, rule or regulation at common law or otherwise, arising out of the Sub-Advisor's
responsibilities hereunder (1) to the extent of and as a result of the willful misconduct, bad faith, or gross negligence by the Sub-Advisor, any of the Sub-Advisor's employees or
representatives or any affiliate of or any person acting on
behalf of the Sub-Advisor; or (2) as a result of any untrue
statement of a material fact contained in the Registration
Statement, including any amendment thereof or any supplement thereto, or the omission to state therein a material fact
required to be stated therein or necessary to make the
statement therein not misleading, if such a statement or
omission was made in reliance upon and in conformity with
written information furnished by the Sub-Advisor to the Manager specifically for use therein; provided, however, that in no
case is the Sub-Advisor's indemnity in favor of the Manager or any affiliated person or controlling person of the Manager
deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its
obligations and duties under this Agreement.
(b) The Manager agrees to indemnify and hold harmless the Sub-
Advisor, any affiliated person and any controlling person of the Sub-Advisor, if any, against any and all Losses to which the Sub-Advisor or such affiliated person or controlling person of the Sub-Advisor may become subject under the Securities Act, the 1940 Act, the Investment Advisers Act, under any other
statute, law, rule or regulation, at common law or otherwise, arising out of the Manager's responsibilities as investment
manager of the Fund (1) to the extent of and as a result of the willful misconduct, bad faith, or gross negligence by the
Manager, any of the Manager's employees or representatives or any affiliate of or any person acting on behalf of the Manager, or (2) as a result of any untrue statement of a material fact contained in the Registration Statement, including any
amendment thereof or any supplement thereto, or the omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading;
provided, however, that in no case is the Manager's indemnity in favor of the Sub-Advisor or any affiliated person or
controlling person of the Sub-Advisor deemed to protect such person against any liability to which any such person would
otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by
reason of its reckless disregard of its obligations and duties under this Agreement.  It is agreed that the Manager's
indemnification obligations under this Section will extend to expenses and costs (including reasonable attorneys fees)
incurred by the Sub-Advisor as a result of any litigation
brought by the Manager alleging the Sub-Advisor's failure to perform its obligations and duties in the manner required under this Agreement unless judgement is rendered for the Manager.

     11. Amendment of this Agreement

No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the
holders of a majority of the outstanding voting securities of the
Account and by vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the
Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

     12. General Provisions

(a) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the
purposes hereof.  The captions in this Agreement are included for convenience only and in no way define or delimit any of
the provisions hereof or otherwise affect their construction or effect.

(b) Any notice under this Agreement shall be in writing,
addressed and delivered or mailed postage pre-paid to the
other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be Principal Financial Group, Des Moines,
Iowa 50392-0200, and the address of the Sub-Advisor shall be
1703 Oregon Pike, P.O. Box 10666, Lancaster, PA  17605-0666.

(c) The Sub-Advisor will promptly notify the Manager in writing of the occurrence of any of the following events:

(1) the Sub-Advisor fails to be registered as an
investment adviser under the Investment Advisers Act or
under the laws of any jurisdiction in which the Sub-Advisor
is required to be registered as an investment advisor in
order to perform its obligations under this Agreement.

(2) the Sub-Advisor is served or otherwise receives
notice of any action, suit, proceeding, inquiry or
investigation, at law or in equity, before or by any court,
public board or body, involving the affairs of the Account.

(d) The Manager shall provide (or cause the Account custodian to provide) timely information to the Sub-Advisor regarding
such matters as the composition of the assets of the Account, cash requirements and cash available for investment in the
Account, any applicable investment restrictions imposed by
state insurance laws and regulations, and all other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities hereunder.

(e) The Manager will provide Sub-Advisor promptly with any
changes to the Fund's Articles of Incorporation, By-laws,
registration statement, policies, procedures, instructions,
and any other document relevant to the Sub-Advisor's
management of the Account.  The parties agree that the Sub-
Advisor is not responsible for compliance with any such
changes until notified and provided with a written copy of
such change.

(f) This Agreement contains the entire understanding and
agreement of the parties.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                                                           PRINCIPAL MANAGEMENT CORPORATION

                                                           By /s/ Michael J. Beer__________
Michael J. Beer, Executive
Vice President and Chief
Operating Officer

                                                           EMERALD ADVISORS, INC.

                                                           By_____________________________

APPENDIX A

     The Sub-Advisor shall serve as investment sub-advisor for the Account.  With respect to the Account, the Manager will pay the Sub-Advisor, as full compensation for all services provided under this Agreement, a fee computed at an annual rate as follows (the
"Sub-Advisor Percentage Fee"):

SmallCap Growth Account II

    Net Asset Value of Account Sub-Advisor Percentage Fee

                                     First $200 million      0.50%
                Over $200 million                                       0.45%

     In calculating the fee for the Account, assets of any unregistered separate account of Principal Life Insurance Company and any investment company sponsored by Principal
Life Insurance Company to which the Sub-Advisor provides investment advisory services and which have the same investment mandate as the Account, will be combined (together, the "Aggregated Assets").  The fee charged for the assets in the Account shall be determined by calculating a fee on the value of the Aggregated Assets and multiplying the aggregate fee by a fraction, the numerator of which is the amount of assets in the
Account and the denominator of which is the amount of the Aggregated Assets.

         The Sub-Advisor Percentage Fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Sub-Advisor. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described above and multiplying this product by the net assets of the Account as determined in accordance with the Fund's prospectus and statement of additional information as of the close of business on the previous business day on which the Account was open for business.

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